Exhibit 99.1

Bimini Mortgage Management, Inc. Announces Corporate Name Change to ‘‘Opteum Inc.’’

VERO BEACH, Fla.—(BUSINESS WIRE)—Feb. 6, 2006—Bimini Mortgage Management, Inc. (NYSE:BMM), a real estate investment trust (REIT) that invests in residential mortgage-related securities and originates loans through its taxable REIT subsidiary, Opteum Financial Services, today announced that the Company’s Board of Directors voted unanimously to change its name to Opteum Inc. Effective Friday, February 10, 2006, Opteum Inc. will begin trading on the New York Stock Exchange as “OPX.” No changes are planned for the corporate structure.

“This name change leverages Opteum’s current brand identity and further enhances the seamless integration of our two companies,” said Jeffrey J. Zimmer, Chairman, Chief Executive Officer and President of Opteum Inc. “Our branding effort now represents a unified image on all fronts with investors, customers and associates as we work toward our corporate mission of providing superior returns to our shareholders.”

Peter R. Norden, Chief Executive Officer of Opteum Financial Services, added that “this change reaffirms our brand position to be a company that is guided by integrity and strives to exceed our customers’ and investors’ expectations. When we re-branded our company as Opteum in 2003, we knew that we were creating a brand that would represent our company for the long-term.”

About Opteum Inc.

Opteum Inc. operates an integrated investment and mortgage origination platform. The Company’s portfolio investments are primarily in, but not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). The Company earns returns on the spread between the yield on its mortgage related assets and its costs, including the interest expense on the funds it borrows. The Company has elected to be taxed as a REIT under the Internal Revenue Code, which means the Company is not required to pay federal income taxes on the REIT taxable earnings which are currently distributed to its shareholders. The Company operates a mortgage origination platform through its taxable REIT subsidiary, Opteum Financial Services which offers a wide array of mortgage products through its 29 retail mortgage origination branches and five wholesale mortgage offices in the United States. The Company’s website is located at www.opteum.com.

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

CONTACT: Bimini Mortgage Management, Inc.
Robert E. Cauley, 772-231-1400
or
Kim Arculeo, 678-742-6647
karculeo@opteum.com

SOURCE: Bimini Mortgage Management, Inc.